UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2018
Stamps.com Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26427	77-0454966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1990 E. Grand Avenue, El Segundo, CA	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(310) 482-5800

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On July 24, 2018, Stamps.com Inc., a Delaware corporation (“SDC”), entered into a share purchase agreement (the “Agreement”), dated as of the same day, by and among the certain key sellers named in the Agreement (the “Key Sellers”), MetaPack Limited, a private limited company incorporated in England and Wales (“MetaPack”), Pacific Shelf 1855 Limited (“Pacific Shelf”), a wholly owned subsidiary of SDC formed for the purpose of acquiring MetaPack, and SDC as Pacific Shelf’s guarantor. Pursuant to the Agreement, Pacific Shelf will acquire 100% of MetaPack’s issued and to be issued share capital by purchasing (i) all of the Key Sellers’ shares of MetaPack, representing approximately 80% of the total outstanding shares and (ii) all other issued and to be issued shares of MetaPack (“Minority Shares”), for an aggregate purchase price, for all such shares, of approximately One Hundred and Seventy Five Million GBP (£175,000,000), which, at the time of signing, was approximately equal to $230 million. Any share options to acquire MetaPack shares will either be exercised or lapse prior to the completion of the transaction, and are not being assumed by SDC or Pacific Shelf. The acquisition of the Minority Shares is being completed through a separate, short-form, share purchase agreement or by exercising certain drag-along rights applicable to such shares. SDC is funding the purchase price entirely from current cash balances. After adjustment for certain transaction related costs such as debt and professional fees, and accounting for certain share option related amounts and taxes, the resulting aggregate cash payment for all of the shares will be approximately One Hundred and Seventy One Million GBP (£171,000,000).
MetaPack has a fiscal year ending on March 31st of each year, and completion of the transactions contemplated by the Agreement and the related agreements is conditioned only on delivery of MetaPack’s unqualified audited (under UK GAAP) consolidated accounts for the financial year ending on March 31, 2018, which condition may be waived by Pacific Shelf in its sole discretion. The transactions contemplated by the Agreement are expected to close mid to late August 2018, with a long stop date of August 28, 2018, which can be extended by the parties under certain circumstances.
Upon completion, two of the Key Sellers in senior management will be subject to covenants not to compete with MetaPack’s business.
The Agreement contains customary warranties and covenants by the Key Sellers, the sellers of the Minority Shares, certain designated warrantors, MetaPack and Pacific Shelf, and also contains a guarantee by SDC of Pacific Shelf’s obligations. Except as to certain fundamental matters concerning title and capacity, individually given covenants (such as non-competition agreements) or as to fraud, SDC’s and Pacific Shelf’s recourse for breaches of warranties or a tax covenant in the Agreement and related agreements is limited to a buyer’s warranty and indemnity policy (also known as “representations and warranties” insurance) provided by AIG Europe Limited. Such insurance policy generally provides coverage for up to Fifty One Million GBP (£51,000,000) of coverage, subject to certain exclusions, terms and conditions, for a period of 3 to 7 years, depending on the type of matter involved.

No material relationship outside of the ordinary course of business exists between, on the one hand, SDC and its affiliates, officers, directors or their respective associates, and, on the other hand, any of the Key Sellers or MetaPack, other than in connection with the Agreement itself.

The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement and the other material agreements that may be entered into in connection therewith (in each case, excluding any portions thereof subject to a confidential treatment request). SDC intends to file a copy of the Agreement with SDC’s Quarterly Report on Form 10-Q for its third fiscal quarter.

Item 7.01    Regulation FD Disclosure
On July 25, 2018, SDC issued a press release regarding the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information in the press release is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

The following exhibit is being furnished herewith:

99.1Press Release of Stamps.com Inc., dated July 25, 2018, announcing the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stamps.com Inc.
(Registrant)

July 30, 2018	/s/ Ken McBride
Date	(Signature)

Ken McBride,
Chief Executive Officer